Ex. 10.1

PERFORMANCE SHARE AGREEMENT

THIS PERFORMANCE SHARE AGREEMENT (the “Award Agreement”) is entered into as of March 1, 2017 (the “Grant Date”), by and between Great Plains Energy Incorporated (the “Company”) and _________ (the “Grantee”). All capitalized terms in this Award Agreement that are not defined herein shall have the meanings ascribed to such terms in the Company’s Amended Long-Term Incentive Plan, effective as of May 3, 2016 (the “Plan”).

WHEREAS, the Grantee is employed by the Company or one of its subsidiaries in a key capacity, and the Company desires to (i) encourage the Grantee to acquire a proprietary and vested long-term interest in the growth and performance of the Company, (ii) provide the Grantee with an incentive to enhance the value of the Company for the benefit of its customers and shareholders, and (iii) encourage the Grantee to remain in the employ of the Company as one of the key employees upon whom the Company’s success depends; and

WHEREAS, the Company wishes to grant to Grantee, and Grantee wishes to accept, an Award of Performance Shares as approved on February 14, 2017, pursuant to the terms and conditions of the Plan and this Award Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

1.
Performance Share Award. The Company hereby grants to the Grantee an Award of _______ Performance Shares for the three-year period ending December 31, 2019 (the “Award Period”). The Performance Shares may be earned based upon the Company’s performance as set forth in Appendix A.

2.	Terms and Conditions. The Award of Performance Shares is subject to the following terms and conditions:

a.
The Performance Shares shall be credited with a hypothetical cash credit equal to the per share dividend paid on the Company’s common stock as of the date any such dividend was paid during the entire Award Period, and not just the period of time after the Grant Date. At the end of the Award Period and provided the Performance Shares have not been forfeited in accordance with the terms of the Plan, the Grantee shall be paid, in a lump sum cash payment, the aggregate amount of such hypothetical dividend equivalents.

b.
No Company common stock will be delivered under this or any other outstanding awards of performance shares until either (i) the Grantee (or the Grantee’s successor) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws or (ii) the Grantee and the Company have made satisfactory provision for the payment of such taxes. The Company shall first withhold such taxes from the cash portion, if any, of the Award. To the extent the withheld cash portion of the Award is insufficient to satisfy fully the Company's tax withholding obligation and unless otherwise elected by the Grantee or not permitted by the Compensation and Development Committee (which may disallow share withholding at any time), all of the Company's remaining tax withholding obligation will be satisfied through the Company’s withholding of a number of shares having a Fair Market Value equal to the Company’s remaining tax withholding obligations.

As an alternative to the Company retaining that number of shares (valued at their Fair Market Value) necessary to satisfy the Company’s applicable tax withholding obligations, the Grantee or the Grantee’s successor may elect to make a cash payment to the Company in an amount equal to the Company’s applicable tax withholding obligation. If the Grantee desires to satisfy his or her remaining tax withholding liability through a cash payment to the Company, the Grantee must make an election on the form provided by the Corporate Secretary of the Company and return it to the designated person set forth on the form no later than the date specified thereon (which shall in no event be more than thirty (30) days from the Grant Date of the Award). Following satisfaction of all tax withholding liabilities, the Company will release or deliver, as applicable, the shares owed to the Grantee.

c.
The Company will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances to require that the Grantee reimburse the Company for all or any portion of any awards if and to the extent the awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured, and a lower award would have occurred based upon the restated financial results or inaccurately measured objectives. The Company may, in its discretion, (i) seek repayment from the Grantee; (ii) reduce the amount that would otherwise be payable to the Grantee under current or future awards; (iii) withhold future equity grants or salary increases; (iv) pursue other available legal remedies; or (v) any combination of these actions. The Company may take such actions against any Grantee, whether or not such Grantee engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement. The Company will not, however, seek reimbursement with respect to any awards paid more than three years prior to such restatement or the discovery of inaccurate measurements, as applicable.

d.
Except as otherwise specifically provided herein, the Award of Performance Shares is subject to and governed by the applicable terms and conditions of the Plan, which are incorporated herein by reference.

3.
Amendment. This Agreement may be amended only in the manner provided by the Company evidencing both parties’ agreement to the amendment. This Agreement may also be amended, without prior notice to Grantee and without Grantee’s consent prior to any Change in Control by the Committee if the Committee in good faith determines the amendment does not materially adversely affect any of Grantee’s rights under this Agreement.

4.
Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements or understandings between the parties relating thereto.

GREAT PLAINS ENERGY INCORPORATED

By: _____________________________________	________________________________________
_______________
Grantee

[Date]

APPENDIX A

2017 - 2019 Performance Criteria

Objectives	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)
Total Shareholder Return (TSR) versus EEI Index[1] (Interpolation applicable)	100%	30th Percentile	50th Percentile	70th Percentile	90th Percentile

______________________________________________________
1 TSR is compared to an industry peer group of the Edison Electric Institute (EEI) index of electric companies during the three-year measurement period. At the end of the three-year measurement period, the Company will assess its total shareholder return compared to the EEI index. Depending on the Company’s percentile rank, the executive will receive a percentage of the performance share grants. Interpolation will be used to determine payouts if percentile rank of relative total shareholder return falls between the percentile ranks shown.

Cap on Negative TSR: If actual TSR performance is negative, payout would be capped at Target (100%).

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